Exhibit 99.1

Schnitzer Reports Third Quarter 2015 Financial Results

Improved Operating Performance in All Businesses Sequentially

Strong Operating Cash Flow and Progress on Cost Reduction and Productivity Initiatives

PORTLAND, Ore.--(BUSINESS WIRE)--June 30, 2015--Schnitzer Steel Industries, Inc. (Nasdaq: SCHN) today reported financial results for its fiscal 2015 third quarter ended May 31, 2015.

Our third quarter results reflected benefits from the cost reduction and productivity initiatives we announced in early April which led to improved sequential operating performance in all of our businesses. In Metals Recycling, ferrous volumes increased 29% and nonferrous sales volumes increased 21% versus the second quarter. Due to the rapid decline in ferrous selling prices in February, which impacted shipments in the third quarter, average inventory costs did not decline as quickly as selling prices, which led to an estimated $14 per ton, or $13 million, adverse impact of average inventory accounting which approximated the adverse impact in the second quarter. In our Auto Parts Business, higher seasonal retail activity and early benefits achieved from productivity improvements led to significantly improved profitability. Our Steel Manufacturing Business generated higher sales volumes and increased operating income due to steadily improving demand in West Coast construction markets.

Consolidated Financial Performance

The Company announced break-even adjusted earnings per share from continuing operations for the third quarter, which compares to second quarter adjusted loss per share of $0.30 and prior year third quarter adjusted earnings per share of $0.19. Adjustments included charges for restructuring and exit-related costs and asset impairments. Third quarter adjusted results included an adverse impact from average inventory accounting of approximately $0.40 per share which compares to a second quarter adverse impact of $0.36 per share and a prior year third quarter adverse impact of $0.09 per share. Based on current market trends, estimated adverse inventory effects are expected to be substantially reduced in the fourth quarter.

The Company reported third quarter loss per share from continuing operations of $0.31, including $6 million in restructuring and exit-related costs and $1 million in asset impairments. This compares to the second quarter reported loss per share of $7.08 and third quarter fiscal 2014 reported earnings per share of $0.13.

Strong Positive Operating Cash Flow and Significant Progress on Cost Reductions and Productivity Initiatives

The Company generated positive operating cash flow in the third quarter of $64 million which enabled the Company to reduce total debt to $263 million, the lowest level since first quarter of fiscal 2011.

During the quarter, the Company made significant progress on the execution of its targeted $60 million in annual cost savings and productivity improvements, generating approximately $10 million in benefits. The Company expects to achieve an additional $5 million of quarterly benefits by the fourth quarter of fiscal 2015, which is ahead of schedule and equates to a targeted quarterly run rate of approximately $15 million.

"Our ability to deliver on a wide range of cost savings and productivity initiatives contributed to improved sequential financial results in the third quarter. We expect the benefits from these initiatives, combined with more stable market conditions, to provide momentum for further improvements in our performance,” said Tamara Lundgren, President and Chief Executive Officer. “In addition, we expect to complete the consolidation of our Auto Parts and Metals Recycling Businesses during the fourth quarter, creating the opportunity to benefit from further commercial and operational synergies,” added Lundgren.

Summary Results
($ in millions, except per share amounts)
	Quarter
	3Q15	3Q14	Change	2Q15	Change
Revenues	$467	$635	(26)%	$437	7%

Operating Income (Loss)	$(4)	$3	NM	$(201)	(98)%
Goodwill impairment charge	—	—	NM	141	NM
Other asset impairment charges	1	1	141%	44	(97)%
Restructuring charges and other exit-related costs	6	3	116%	5	11%
Resale or modification of previously contracted shipments	—	—	NM	1	NM
Adjusted Operating Income (Loss)(1)(3)	$3	$6	(45)%	$(9)	NM

Net Income (Loss) attributable to SSI	$(10)	$3	NM	$(196)	(95)%

Net Income (Loss) from continuing operations attributable to SSI	$(8)	$3	NM	$(191)	(96)%

Adjusted Net Income (Loss) from continuing operations attributable to SSI(2)	$—	$5	NM	$(8)	(99)%

Net Income (Loss) per share attributable to SSI	$(0.36)	$0.12	NM	$(7.24)	(95)%

Net Income (Loss) per share from continuing operations attributable to SSI	$(0.31)	$0.13	NM	$(7.08)	(96)%

Adjusted diluted EPS from continuing operations attributable to SSI(2)	$—	$0.19	NM	$(0.30)	(99)%

(1) Adjusted operating income excludes the impact of goodwill and other asset impairments, restructuring, other exit-related costs, and the resale or modification of certain previously contracted ferrous bulk shipments. See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.

(2) See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(3) May not foot due to rounding.
NM = not meaningful

Metals Recycling Business

Summary of Metals Recycling Business Results
($ in millions, except selling prices and data per ton; Fe volumes 000s long tons; NFe volumes Ms lbs)
	Quarter
	3Q15	3Q14	Change	2Q15	Change
Total Revenues	$363	$517	(30)%	$341	7%

Ferrous Revenues	$258	$387	(33)%	$244	6%
Ferrous Volumes	971	1,024	(5)%	750	29%
Avg. Net Ferrous Sales Prices ($/LT)(1)	$239	$346	(31)%	$295	(19)%

Nonferrous Revenues	$101	$123	(18)%	$91	11%
Nonferrous Volumes	130	139	(6)%	108	21%
Avg. Net Nonferrous Sales Prices ($/lb)(1)	$0.74	$0.86	(14)%	$0.81	(9)%

Operating Income (Loss)(2)	$1	$4	(73)%	$(187)	NM
Operating Income (Loss) per Fe ton	$1	$4	(71)%	$(249)	NM

Adjusted Operating Income (Loss)(3)	$2	$4	(38)%	$(1)	NM
Adjusted Operating Income (Loss) per Fe ton	$2	$4	(35)%	$(2)	NM
(1) Sales prices are shown net of freight.
(2) Operating income does not include the impact of restructuring charges and other exit-related costs.
(3) Adjusted operating income excludes the impact of goodwill and other asset impairments, and the resale or modification of certain previously contracted ferrous bulk shipments. See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
NM = not meaningful

Sales Volumes: Ferrous sales volumes of 971 thousand tons in the third quarter increased 29% from the second quarter, primarily due to an increase in export sales and timing of shipments. Nonferrous sales volumes of 130 million pounds increased 21% sequentially, driven by resolution of the labor slowdown at West Coast ports. As compared to the prior year, both ferrous and nonferrous volumes were slightly lower.

In total, export customers accounted for 68% of ferrous sales volumes in the third quarter, an increase from 55% in the second quarter. Ferrous and nonferrous products were shipped to 16 countries, with Turkey, India and South Korea the top export destinations for ferrous shipments.

Pricing: While market prices stabilized during the quarter, average ferrous selling prices declined $56, or 19%, sequentially, primarily due to the sharp drop in ferrous selling prices during February which impacted third quarter shipments. Ferrous prices increased in the second half of the third quarter. As compared to the prior year quarter, average selling prices declined $107 per ton, or 31%, reflecting the weaker export demand and excess steel production globally. Nonferrous prices declined 9% sequentially and 14% as compared to the prior year quarter, similarly reflecting weaker global demand.

Margins: Adjusted operating income per ton of $2 in the third quarter improved sequentially primarily due to benefits from cost reductions and productivity initiatives, as well as higher shipped volumes, partially offset by lower average selling prices. Due to the rapid decline in ferrous selling prices in February which impacted shipments in the third quarter, average inventory costs did not decline as quickly as purchase prices for raw materials, which led to an estimated $14 per ton, or $13 million, adverse impact of average inventory accounting which approximated the adverse impact in the second quarter. Based on current market trends, estimated adverse inventory effects are expected to be substantially reduced in the fourth quarter. Cost reduction and productivity improvement actions commenced during the third quarter benefited results by approximately $5 million and are expected to further benefit operating performance in the fourth quarter of fiscal 2015 and into fiscal 2016.

Auto Parts Business

Summary of Auto Parts Business Results
($ in millions, volume 000s)
	Quarter
	3Q15	3Q14	Change	2Q15	Change
Revenues	$60	$80	(24)%	$66	(9)%
Operating Income (Loss)(1)	$3	$8	(59)%	$(2)	NM

Car Purchase Volumes	79	93	(15)%	78	1%
(1) Operating income does not include the impact of restructuring charges and other exit-related costs.
NM = not meaningful

Revenues: Revenues in the third quarter decreased 9% from the second quarter, primarily reflecting the significant impact of lower nonferrous commodity prices, partially offset by seasonally higher retail activity. Compared to the prior year third quarter, revenues declined 24% due to the significant impact of lower commodity prices and the resulting adverse impact on car purchase volumes.

Margins: Operating income of $3 million, or 5% of revenues, improved substantially from the second quarter, primarily due to seasonally higher retail activity and lower operating costs. Operating performance continued to be adversely impacted by an estimated $2 million from average inventory accounting which is expected to be substantially reduced in the fourth quarter based on current market trends. Recently announced cost reduction and productivity initiatives delivered approximately $4 million of benefits in the third quarter and are expected to further improve operating performance in the fourth quarter of fiscal 2015 and into fiscal 2016. The productivity benefits in the third quarter were partially offset by the impact of lower nonferrous commodity prices of $2 million.

Steel Manufacturing Business

Summary of Steel Manufacturing Business Results
($ in millions, except selling prices; volume 000s of short tons)
	Quarter
	3Q15	3Q14	Change	2Q15	Change
Revenues	$95	$102	(7)%	$93	2%
Operating Income	$4	$5	(5)%	$4	14%

Avg. Net Sales Prices ($/ST)	$615	$686	(10)%	$651	(6)%
Finished Goods Sales Volumes	142	135	5%	131	8%
Rolling Mill Utilization	69%	72%		76%

Sales Volumes: Finished steel sales volumes of 142 thousand tons increased 8% from the second quarter and 5% from the prior year third quarter levels, driven by improving nonresidential construction demand which more than offset the impact of imports. Utilization of 69% was lower sequentially due to a scheduled maintenance outage.

Pricing: Average net sales prices for finished steel products decreased by $36 per ton sequentially and $71 per ton as compared to the prior year third quarter, reflecting primarily the sharp drop in scrap prices coming into the quarter.

Margins: Operating income of $4 million increased 14% sequentially due to higher shipped volumes which offset lower average selling prices. As compared to the prior year third quarter, the impact on operating income of the sharp decline in selling prices more than offset the higher sales volumes.

Cost Reduction and Productivity Initiatives

As previously announced, during the third quarter the Company commenced two strategic initiatives:

(i) A cost reduction, capacity reduction and productivity improvement initiative which, in the aggregate, is intended to improve financial performance by $60 million annually by the end of 2016; and

(ii) The integration of the Auto Parts and Metals Recycling Businesses into a single division during the fourth quarter of fiscal 2015 which is intended to further optimize the efficiencies in our operating platform, enable additional synergies to be captured throughout our supply chain and global sales channel, and more effectively leverage our shared services platform.

About half of the approximately $60 million in targeted benefits is expected to come from our Metals Recycling Business through a combination of equipment idling, including reduced depreciation, and SG&A reductions. Another approximately 40% is expected to come from our Auto Parts Business through the closing of seven stores, SG&A reductions and productivity improvement initiatives. The balance is expected to come from our Corporate Shared Services Division through the reduction of organizational layers and leveraging support functions across the Company’s operating platform. We delivered approximately $10 million of benefits in the third quarter and expect a quarter of the total savings target, or $15 million, to be achieved in the fourth quarter of fiscal 2015, with the remainder to be delivered by the end of fiscal 2016.

In connection with our cost reduction initiatives, we expect to incur restructuring charges of approximately $10 million.

Corporate Items

Consolidated SG&A costs were reduced by $6 million, or 12%, as compared to the prior year quarter primarily due to benefits from the cost savings and productivity initiatives and a legal settlement resulting in an insurance reimbursement of $2 million in the third quarter of fiscal 2015.

Operating cash flow of $64 million during the third quarter enabled a continuation in the reduction of debt outstanding while funding our quarterly dividend and capital expenditures. Net debt of $254 million at the end of the third quarter was $51 million lower than at the end of the second quarter.

The Company anticipates a full year effective tax rate of 4%, primarily driven by estimated valuation allowances on deferred tax assets.

Discontinued Operations

In the third quarter of fiscal 2015, the Company closed seven Auto Parts stores, of which six are reported in discontinued operations and one store was absorbed into the operations of existing retail stores nearby. The loss in the fiscal 2015 third quarter from discontinued operations, net of tax, was $1 million, or $0.05 per share, which compares to a loss from discontinued operations of $0.01 per share, in the third quarter of fiscal 2014.

Analysts' Conference Call: Third Quarter of Fiscal 2015

A conference call and slide presentation to discuss results will be held today, June 30, 2015, at 11:30 a.m. EDT hosted by Tamara Lundgren, President and Chief Executive Officer, and Richard Peach, Chief Financial Officer. The call and the slides will be webcast and accessible on the Company's website at www.schnitzersteel.com.

Summary financial data is provided in the following pages. The slides and related materials will be available prior to the call on the website.

SCHNITZER STEEL INDUSTRIES, INC.
FINANCIAL HIGHLIGHTS
(in thousands)
(Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	May 31, 2015	February 28, 2015	May 31, 2014	May 31, 2015	May 31, 2014

REVENUES:

Metal Recycling Business:
Ferrous sales	$257,635	$243,999	$386,826	$839,212	$1,165,487
Nonferrous sales	101,386	91,055	123,407	305,033	357,394
Other sales	4,020	5,489	6,608	15,616	19,959
TOTAL MRB SALES	363,041	340,543	516,841	1,159,861	1,542,840

Auto Parts Business	60,291	65,995	79,602	203,577	227,695
Steel Manufacturing Business	94,939	93,126	102,039	283,284	271,618
Intercompany sales and eliminations	(50,962)	(62,215)	(63,009)	(188,340)	(196,990)
Total Revenues	$467,309	$437,449	$635,473	$1,458,382	$1,845,163

OPERATING INCOME (LOSS):
Adjusted Metal Recycling Business(1)	$2,298	$(1,218)	$3,736	$8,583	$15,860
Auto Parts Business	3,145	(1,970)	7,702	3,812	19,981
Steel Manufacturing Business	4,343	3,799	4,594	14,350	9,912
Adjusted segment operating income(2)	9,786	611	16,032	26,745	45,753

Corporate expense	(7,554)	(8,488)	(10,393)	(25,035)	(29,096)
Intercompany eliminations	1,007	(1,534)	252	(924)	(966)
Adjusted operating income (loss)	3,239	(9,411)	5,891	786	15,691

Goodwill impairment charge	—	(141,021)	—	(141,021)	—
Other asset impairment charges	(1,281)	(43,838)	(532)	(45,119)	(1,460)
Restructuring charges and other exit-related costs	(5,978)	(5,394)	(2,762)	(11,964)	(6,444)
Resale or modification of previously contracted shipments	—	(1,347)	—	(6,928)	—
Total operating income (loss)	$(4,020)	$(201,011)	$2,597	$(204,246)	$7,787
(1) Adjusted operating income excludes the impact of goodwill and other asset impairments, and the resale or modification of certain previously contracted ferrous bulk shipments. See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(2) Segment operating income does not include the impact of restructuring charges and other exit-related costs.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
(Unaudited)

	For the Three Month Ended			For the Nine Months Ended
	May 31, 2015	February 28, 2015	May 31, 2014	May 31, 2015	May 31, 2014
Revenues	$467,309	$437,449	$635,473	$1,458,382	$1,845,163
Cost of goods sold	424,312	406,649	584,420	1,338,976	1,693,565
Selling, general and administrative	39,798	42,167	45,309	126,696	136,831
Income from joint ventures	(40)	(609)	(147)	(1,148)	(924)
Goodwill impairment charge	—	141,021	—	141,021	—
Other asset impairment charges	1,281	43,838	532	45,119	1,460
Restructuring charges and other exit-related costs	5,978	5,394	2,762	11,964	6,444
Operating income (loss)	(4,020)	(201,011)	2,597	(204,246)	7,787
Interest expense	(2,375)	(2,295)	(2,529)	(7,044)	(7,944)
Other income, net	84	1,993	492	3,011	604
Income (loss) from continuing operations before income taxes	(6,311)	(201,313)	560	(208,279)	447
Income tax benefit (expense)	(1,396)	9,673	3,894	8,171	3,266
Income (loss) from continuing operations	(7,707)	(191,640)	4,454	(200,108)	3,713
Loss from discontinued operations, net of tax	(1,234)	(4,242)	(330)	(6,314)	(2,315)
Net income (loss)	(8,941)	(195,882)	4,124	(206,422)	1,398
Net (income) loss attributable to noncontrolling interests	(687)	240	(1,014)	(1,318)	(2,726)
Net income (loss) attributable to SSI	$(9,628)	$(195,642)	$3,110	$(207,740)	$(1,328)

Net income (loss) per share attributable to SSI:
Basic:
Income (loss) per share from continuing operations attributable to SSI	$(0.31)	$(7.08)	$0.13	$(7.46)	$0.04
Loss per share from discontinued operations attributable to SSI	(0.05)	(0.16)	(0.01)	(0.23)	(0.09)
Net income (loss) per share attributable to SSI	$(0.36)	$(7.24)	$0.12	$(7.69)	$(0.05)
Diluted:
Income (loss) per share from continuing operations attributable to SSI	$(0.31)	$(7.08)	$0.13	$(7.46)	$0.04
Loss per share from discontinued operations attributable to SSI	(0.05)	(0.16)	(0.01)	(0.23)	(0.09)
Net income (loss) per share attributable to SSI	$(0.36)	$(7.24)	$0.12	$(7.69)	$(0.05)

Weighted average number of common shares:
Basic	27,043	27,020	26,853	27,003	26,811
Diluted	27,043	27,020	27,017	27,003	26,811
Dividends declared per common share	$0.1875	$0.1875	$0.1875	$0.5625	0.5625

SCHNITZER STEEL INDUSTRIES, INC.
SELECTED OPERATING STATISTICS
(Unaudited)
				Fiscal					Fiscal
	1Q15	2Q15	3Q15	2015	1Q14	2Q14	3Q14	4Q14	2014
Metals Recycling Business
Ferrous Selling Prices ($/LT)(1)
Domestic	$344	$305	$245	$300	$356	$374	$354	$349	$358
Export	$319	$286	$236	$278	$344	$361	$341	$352	$350
Average	$328	$295	$239	$286	$348	$365	$346	$351	$353

Ferrous Sales Volume (LT)
Domestic	333,798	334,263	307,480	975,541	322,531	328,005	344,526	328,308	1,323,369
Export	604,626	415,765	663,456	1,683,847	655,072	701,259	679,009	763,608	2,798,948
Total	938,424	750,028	970,936	2,659,388	977,603	1,029,264	1,023,535	1,091,916	4,122,317

Nonferrous Average Price ($/LB)(1)	$0.85	$0.81	$0.74	$0.80	$0.89	$0.86	$0.86	$0.85	$0.86

Nonferrous Sales Volume (LB, in 000s)	127,473	108,126	130,337	365,936	123,941	135,935	139,273	155,659	554,808

Steel Manufacturing Business
Sales Prices ($/ST)(1)(2)
Average	$683	$651	$615	$648	$657	$676	$686	$688	$677

Sales Volume (ST)(2)
Rebar	79,065	74,928	100,413	254,406	83,618	83,838	85,633	101,076	354,165
Coiled Products	40,361	49,403	35,477	125,241	38,322	25,656	41,892	46,682	152,552
Merchant Bar and Other	7,698	6,705	5,659	20,062	6,222	5,305	6,984	7,979	26,490
Total	127,124	131,036	141,549	399,709	128,162	114,799	134,509	155,737	533,207

Rolling Mill Utilization	72%	76%	69%	73%	65%	67%	72%	76%	70%

Auto Parts Business
Car purchase volumes (000)	92	78	79	249	86	80	93	101	360
Number of self-service locations at end of quarter	56	56	55	55	56	55	55	56	56
(1) Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer
(2) Excludes billet sales

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	May 31, 2015	August 31, 2014
Assets
Current Assets:
Cash and cash equivalents	$8,929	$25,672
Accounts receivable, net	117,311	189,359
Inventories	197,008	216,172
Other current assets	39,089	32,729
Total current assets	362,337	463,932

Property, plant and equipment, net	432,309	523,433

Goodwill and other assets	215,653	367,845

Total assets	$1,010,299	$1,355,210

Liabilities and Equity
Current liabilities:
Short-term borrowings	$637	$523
Other current liabilities	126,848	176,747
Total current liabilities	127,485	177,270

Long-term debt	262,746	318,842

Other long-term liabilities	83,754	83,121

Equity:
Total Schnitzer Steel Industries, Inc. ("SSI") shareholders' equity	532,066	770,784
Noncontrolling interests	4,248	5,193
Total equity	536,314	775,977
Total liabilities and equity	$1,010,299	$1,355,210

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures as defined under SEC rules such as adjusted consolidated operating income (loss), adjusted MRB operating income (loss), adjusted net income (loss) from continuing operations attributable to SSI and adjusted diluted earnings per share from continuing operations attributable to SSI. As required by SEC rules, the Company has provided reconciliations of these measures to the most directly comparable U.S. GAAP measures. Management believes that each of the foregoing adjusted non-GAAP financial measures provides a meaningful presentation of the Company's results from its core business operations excluding adjustments for a goodwill impairment charge, other asset impairment charges and restructuring and other exit-related costs that are not related to the Company's ongoing core business operations and improves the period-to-period comparability of the Company's results from its core business operations. In addition, to improve comparability of our operating performance between periods, these measures also exclude the impact on operating results in fiscal 2015 from the resale or modification of the terms during the first and second quarters of 2015 of certain previously contracted ferrous bulk shipments. Due to the sharp decline in selling prices that occurred during the first and second quarters of fiscal 2015, the revised prices associated with these shipments were significantly lower than the prices in the original sales contracts entered into between August and November 2014. Further, management believes that debt, net of cash is a useful measure for investors because, as cash and cash equivalents can be used, among other things, to repay indebtedness, netting this against total debt is a useful measure of our leverage. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measures.

Operating Income (Loss)
($ in millions)	Quarter
	3Q15	2Q15	3Q14
Consolidated Operating Income (Loss):
Operating Income (Loss)	$(4)	$(201)	$3
Goodwill impairment charge	—	141	—
Other asset impairment charges	1	44	1
Restructuring charges and other exit-related costs	6	5	3
Resale or modification of previously contracted shipment	—	1	—
Adjusted Operating Income (Loss)(1)	$3	$(9)	$6

MRB Operating Income (Loss):
Operating Income (Loss)	$1	$(187)	$4
Goodwill impairment charge	—	141	—
Other asset impairment charges	1	43	—
Resale or modification of previously contracted shipment	—	1	—
Adjusted Operating Income (Loss)(1)	$2	$(1)	$4

Net Income (Loss) from continuing operations attributable to SSI
($ in millions)	Quarter
	3Q15	2Q15	3Q14
Net Income (Loss) from continuing operations attributable to SSI	$(8)	$(191)	$3
Goodwill impairment charge, net of tax	—	130	—
Other asset impairment charges, net of tax	1	44	—
Restructuring charges and other exit-related costs, net of tax	7	6	1
Resale or modification of previously contracted shipment, net of tax	—	3	—
Adjusted Net Income (Loss) from continuing operations attributable to SSI(1)	$—	$(8)	$5

(1) May not foot due to rounding.

Diluted Earnings per share attributable to SSI
($ per share)	Quarter
	3Q15	2Q15	3Q14
Net Income (Loss) per share attributable to SSI	$(0.36)	$(7.24)	$0.12
Less: Loss per share from discontinued operations attributable to SSI	(0.05)	(0.16)	(0.01)
Net Income (Loss) per share from continuing operations attributable to SSI(1)	(0.31)	(7.08)	0.13
Goodwill impairment charge, net of tax, per share	—	4.80	—
Other asset impairment charges, net of tax, per share	0.05	1.63	0.01
Restructuring charges and other exit-related costs, net of tax, per share	0.25	0.23	0.05
Resale or modification of previously contracted shipment, net of tax, per share	—	0.12	—
Adjusted Diluted EPS from continuing operations attributable to SSI(1)	$—	$(0.30)	$0.19

(1) May not foot due to rounding.

Debt, Net of Cash
($ in thousands)
	May 31, 2015	August 31, 2014
Short-term borrowings	$637	$523
Long-term debt, net of current maturities	262,746	318,842
Total debt	263,383	319,365
Less: cash and cash equivalents	8,929	25,672
Total debt, net of cash	$254,454	$293,693

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled metal products in the United States with operating facilities located in 24 states, Puerto Rico and Western Canada. Schnitzer has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company's integrated operating platform also includes auto parts stores and steel manufacturing. With an effective annual production capacity of approximately 800,000 tons, the Company's steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. The Company began operations in 1906 in Portland, Oregon.

Safe Harbor for Forward-Looking Statements

Statements and information included in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Except as noted herein or as the context may otherwise require, all references to “we,” “our,” “us” and “SSI” refer to the Company and its consolidated subsidiaries.

Forward-looking statements in this press release include statements regarding our expectations, intentions, beliefs and strategies regarding the future, which may include statements regarding trends, cyclicality and changes in the markets we sell into; strategic direction or initiatives; changes to manufacturing and production processes; the cost of and the status of any agreements or actions related to our compliance with environmental and other laws; expected tax rates, deductions and credits; the realization of deferred tax assets; the anticipated value of goodwill or other intangible assets; planned capital expenditures; liquidity positions; ability to generate cash from continuing operations; the potential impact of adopting new accounting pronouncements; expected results, including pricing, sales volumes and profitability; obligations under our retirement plans; benefits, savings or additional costs from business realignment, cost containment and productivity improvement programs; and the adequacy of accruals.

When used in this report, the words “believes,” “expects,” “anticipates,” “intends,” “assumes,” “estimates,” “evaluates,” “may,” “could,” “opinions,” “forecasts,” “future,” “forward,” “potential,” “probable,” and similar expressions are intended to identify forward-looking statements.

We may make other forward-looking statements from time to time, including in reports filed with the Securities and Exchange Commission, press releases and public conference calls. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and global economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. Some of these risks and uncertainties are discussed in “Item 1A. Risk Factors” of our most recent annual report on Form 10-K and quarterly report on Form 10-Q. Examples of these risks include: potential environmental cleanup costs related to the Portland Harbor Superfund site; the impact of general economic conditions; volatile supply and demand conditions affecting prices and volumes in the markets for both our products and raw materials we purchase; difficulties associated with acquisitions and integration of acquired businesses; the impact of goodwill impairment charges; the impact of long-lived asset impairment charges; the realization of expected cost reductions related to restructuring initiatives; the benefit of business realignment, cost containment and productivity improvement programs and strategic initiatives; the inability of customers to fulfill their contractual obligations; the impact of foreign currency fluctuations; potential limitations on our ability to access capital resources and existing credit facilities; restrictions on our business and financial covenants under our bank credit agreement; the impact of the consolidation in the steel industry; the impact of imports of foreign steel into the U.S.; inability to realize expected benefits from investments in technology; freight rates and availability of transportation; impact of equipment upgrades and failures on production; product liability claims; the impact of impairment of our deferred tax assets; the impact of a cybersecurity incident; costs associated with compliance with environmental regulations; the adverse impact of climate change; inability to obtain or renew business licenses and permits; compliance with greenhouse gas emission regulations; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate.

CONTACT:
Schnitzer Steel Industries, Inc.
Investor Relations:
Alexandra Deignan, 646-278-9711
adeignan@schn.com
or
Company Info:
www.schnitzersteel.com
ir@schn.com